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                              Dave & Buster's, Inc.
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person (s) Filing Proxy Statement, if other than the Registrant)

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May 28, 2003


                         VOTE FOR DAVE & BUSTER'S SLATE
                        PROTECT THE VALUE OF YOUR SHARES


Dear Fellow Dave & Buster's Shareholder:

We have sent you several pieces of important information during the past few weeks as our annual meeting draws near. We appreciate your attention at a critical time in the history of your Company. Here is where things stand today.

DON NETTER'S PURSUIT OF HIS AGENDA

We have spent a good deal of time trying to reach a reasonable compromise with Don Netter and Dolphin Partnership I, L.P. Dolphin is the opportunistic private investment arbitrage fund managed by Mr. Netter that we believe is positioning itself to take control of your Board by electing its hand-picked director nominees over a two-year period. Our goal from the start has been to avoid a distracting and costly proxy fight at precisely the time when Dave & Buster's is making significant and positive changes in corporate governance and in business operations. Unfortunately, it appears to us that Mr. Netter is more interested in advancing his own agenda than he is in reaching a fair solution that would be in the best interests of all of our shareholders. This can be seen in Mr. Netter's and Dolphin's history of contact with us, where Mr. Netter's self-interest seems to take priority:

         o Before going public in March 2003 with his inflammatory allegations and criticisms, Mr. Netter only had one meeting with the Company. Since that time, he has not taken what we would characterize to be a serious or thoughtful approach designed to foster constructive dialogue. Rather, he chose to pursue a high profile attack, which we think was designed to generate maximum publicity for himself and Dolphin.

         o Once Mr. Netter declared his intention to run a slate of directors against our nominees, we invited him to submit suggestions of director candidates that our Nominating and Corporate Governance Committee should consider. He declined, instead choosing his own slate of nominees and generating more public attention.

         o When he had assembled his candidates (agreeing to make a $10,000 donation to the favorite charity of each in return for their service), we offered to interview his candidates with a view to offering one of his nominees a seat on the Company's Board. Mr. Netter refused the offer unless we would guarantee that the individual named to the Board was Don Netter himself. Mr. Netter then subsequently advised us that he would settle for nothing less than appointment or election of all three of his candidates.

         o We tried once again to negotiate a settlement with Mr. Netter when Renaissance Capital Partners, one of our largest institutional shareholders, decided to back our slate of director nominees and withdrew its proxy proposal calling for a sale of the Company after we agreed to a number of changes designed to be receptive to shareholder concerns. In a further effort to avoid the cost and


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                  distraction of a proxy contest, we even offered a Board seat to Mr. Netter himself. Mr. Netter insisted, however, on receiving at least two Board seats and a commitment to maintain the current Board size of nine directors, which would still allow him the opportunity to take control of the Board by electing additional candidates at the 2004 Annual Meeting. While such an outcome may have suited Mr. Netter's own agenda, we did not think that it was fair or in the best interests of our shareholders to provide a holder of less than 10% of our stock with more than 20% of the available board seats, and further to provide him with a starting point that would allow him the opportunity to take control of the Board at next year's Annual Meeting. We thus concluded that we had no choice but to fight.

MAJOR CHANGES AT DAVE & BUSTER'S

Mr. Netter dismisses the substantial improvements we have made in independent leadership, Board composition, and executive compensation as mere "lip service about maximizing value, corporate governance, integrity and accountability." But these changes - which have been well chronicled in our prior mailings and press releases - are real and dramatic. Among other actions, we have separated the roles of CEO and Chairman; we have added three new, highly qualified independent directors who bring additional strength to an already strong Board; we have named an independent director as Chairman of the Board; and a super-majority of our Board is now comprised of independent directors. These changes have positioned Dave & Buster's to be a leader in the corporate governance area.

Mr. Netter also alleges that management and the Board are insensitive to a disappointing stock price, especially as manifested through executive compensation. An examination of the facts shows this charge to be far off the mark.

         o Both Dave Corriveau and Buster Corley have agreed to take a 20 percent base salary cut for fiscal 2003. Dave and Buster will only have the ability to make up this amount if the Company achieves specific earnings per share targets.

         o In addition, as part of the Company's agreement with shareholder Renaissance Capital announced on May 15, 2003, both Dave and Buster will take further salary reductions in the event that the Company fails to achieve pre-tax income of 9% of its revenues in the fourth quarter of the current fiscal year. If these financial performance targets are not met, the salaries of the Chief Executive and the President will be cut an additional 27% in fiscal 2004, resulting in a potential 40% reduction from 2002 levels.

         o All management compensation plans have been approved by the Compensation Committee of the Board of Directors, in consultation with an outside compensation advisor. The Compensation Committee continues to be comprised entirely of INDEPENDENT directors.

These changes are tangible, meaningful, and positive.

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A SALE PROCESS DESIGNED TO BE RESPONSIVE TO SHAREHOLDERS

Mr. Netter is highly critical of last year's tender offer and merger with Investcorp, alleging that these actions were pursued with disregard for shareholder interests. We reject this characterization completely, and would like you to know why.

You may remember that in May 2002, we announced a fully financed tender offer from a group headed by Investcorp at $12.00 per share to the Company's shareholders. The Investcorp group was prepared to close this transaction in July 2002. An insufficient number of shares was tendered at the $12.00 price, resulting primarily from the publicly stated calculation of certain institutional shareholders that greater consideration could be obtained by refusing to tender their shares. Investcorp then negotiated a commitment from several of these institutional shareholders to support a merger at the increased price of $13.50 per share, subject to a financing contingency. However, this revised transaction could not be consummated due to difficult conditions in the credit markets.

This outcome is not one that can be faulted as a failure to respond to the will of shareholders or a failure by the Board or the Special Committee members to live up to their fiduciary duties, as Mr. Netter suggests. In our view, the process worked as it was supposed to, allowing the Company's shareholders to have the ultimate decision as to the sale of Dave & Buster's.

We want to be clear on this important point: the conduct of our Board of Directors and the Special Committee was neither flawed nor improper, and the members of the Board and the Special Committee properly discharged their fiduciary duties to shareholders.

It is not productive to respond point by point to every baseless accusation Mr. Netter makes against management and the Board regarding last year's offer by Investcorp and the Board's decision at that time to approve such transaction. However, a few things are important to recognize:

         o The Special Committee was independent of senior management with respect to the consideration of any potential sale, merger, or similar transaction.

         o The Special Committee was fully engaged and active, not passive.

         o        Senior management did not exclude strategic buyers.

         o Potential buyers interested in making a proposal to Dave and Buster's had (and continue to have) every opportunity to make a proposal.

WHO IS DON NETTER?

You know who Dave Corriveau and Buster Corley are. They created Dave & Buster's and have a long, public record with the Company - in both good economies and bad. Who, though, is Don Netter?

In our last letter to you, we noted that Mr. Netter held high-level executive positions, including treasurer, and served as a director of Damon Corp. during the time that the company was engaged in a massive Medicare fraud scheme that resulted in the company paying $119 million to settle the criminal and civil charges. We think that Mr. Netter's subsequent attempt to minimize the fraud charges as "improper billing practices," and to distance himself by stating that such billing practices began before his

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association with Damon Corp., should not instill confidence in Mr. Netter as someone who is seeking to represent shareholders and oversee their investment.

In addition, what is his response to our concerns regarding Liquid Audio (Nasdaq: LQID), which is now in liquidation following a takeover battle encouraged by Mr. Netter? Mr. Netter touts his efforts as being a success, despite the fact that Liquid Audio is currently being liquidated and attributes nearly $1 million of its most recent loss to fees "associated with the various litigation matters" relating to the takeover.

Finally, in our view, Mr. Netter has made it quite clear that he is positioning himself to take control of your Company at the 2004 Annual Meeting. In a letter to Dave & Buster's Chairman dated April 15, 2003, he wrote: "We want to assure you that, if our slate is elected, shareholders will be empowered to effect a change in control of the board in 2004 if necessary." As we have asked before, why would you allow an arbitrage fund manager to take control of your Company? Mr. Netter doesn't have what we think is a successful track record of building shareholder value, and in our opinion, his and Dolphin's interests in the long-term prospects of the Company are not aligned with yours.

DAVE & BUSTER'S: A FOCUSED STRATEGIC PLAN

We think that Dave & Buster's is one of the most unique and successful restaurant/entertainment concepts in the marketplace today. We have always been profitable and, even as our industry faces one of the weakest economies in decades, we continue to be profitable today, with good cash flow and favorable business fundamentals. Mr. Netter points out that recently our stock market performance has lagged our industry peers. No one is more acutely aware of this than Dave & Buster's directors and executive management team, who together beneficially own over 15 percent of the outstanding equity of the Company on a fully diluted basis. We know that we need to become more efficient to address our challenges. And we are taking action.

The Dave & Buster's team is implementing a focused strategic operating plan that has already begun to demonstrate results. As part of our plan, we are aggressively reducing debt in 2003 while continuing to appropriately reinvest in our stores. We are also revamping purchasing and labor scheduling in order to reduce our expenses by a substantial amount. And we are using our marketing resources more creatively and productively. As a result, in early May we reconfirmed our EPS guidance for fiscal 2003 in a range of $0.77 to $0.85, compared to EPS of $0.40 in fiscal 2002 -- despite a sluggish economic environment.

Here is what we believe is the risk if Don Netter's slate wins: our Board would be divided, distracted and disrupted, at exactly the time when our efforts have begun to demonstrate real progress. What we need is focused operational expertise, not financial engineering or a fire sale. We need to build on our momentum uninterrupted so that we can continue moving down the right track to deliver profitable growth and sustained shareholder value.

As you vote your proxy at this year's annual meeting, ask yourself: Who will better represent and protect the interests of DAB shareholders? The answer is the Company's slate of nominees, indicated on the WHITE proxy card: Peter Edison, Chairman of the

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Board, James "Buster" Corley, CEO & COO; and Patricia Priest, Audit Committee
Chair. Now is not the time to stop our progress.

The future direction of your Company is dependent upon you voting FOR Dave & Buster's slate of directors on the WHITE proxy card. Your vote is critically important, and we urge you to sign and date the WHITE proxy card and stand with us as we work to build value.

Thank you for your time and your support.



Sincerely,



Peter Edison Chairman of the Board Dave & Buster's, Inc.
James "Buster" Corley CEO and COO Dave & Buster's, Inc.
David "Dave" Corriveau President Dave & Buster's, Inc.

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                             YOUR VOTE IS IMPORTANT

         1. The Board of Directors urges you to DISCARD THE BLUE PROXY CARD you may have received from Dolphin Limited Partnership I, L.P. ("Dolphin"). A "WITHHOLD AUTHORITY" vote on Dolphin's BLUE proxy card is NOT a vote for the Board's nominees. TO VOTE FOR YOUR COMPANY'S NOMINEES, YOU MUST EXECUTE A WHITE PROXY CARD.

         2. If you voted on a BLUE proxy card BUT WISH TO SUPPORT YOUR COMPANY'S NOMINEES, PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD in the postage-paid envelope provided as soon as possible.

         3. Remember - ONLY YOUR LATEST DATED PROXY WILL DETERMINE HOW YOUR SHARES ARE TO BE VOTED AT THE MEETING.

         4. If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares for your Company's nominees on the WHITE proxy card.





For assistance in voting your shares, or for further information, please contact our proxy solicitor.

  If you have questions or need assistance in voting your shares, please call:

                          (GEORGESON SHAREHOLDER LOGO)

                           17 State Street, 10th Floor
                               New York, NY 10004
                           (800) 605-6576 (Toll Free)

                     Banks and Brokerage Firms please call:
                                 (212) 440-9800


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Forward-Looking Statements

Certain information contained in this document include forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitations, by the use of forward looking terminology such as "may," "will," "anticipates," "expects," "projects," "believes," "intends," "should," or comparable terms or the negative thereof. All forward-looking statements included in this document are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open new high-volume restaurant/entertainment complexes; our ability to raise and access sufficient capital in the future; changes in consumer preferences, general economic conditions or consumer discretionary spending; the outbreak or continuation of war or other hostilities involving the United States; potential fluctuation in our quarterly operating result due to seasonality and other factors; the continued service of key management personnel; our ability to attract, motivate and retain qualified personnel; the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in our industry; additional costs associated with compliance with the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in our reports filed with the SEC.